Exhibit 99.1

HANSEN MEDICAL REPORTS 2010 SECOND QUARTER RESULTS

MOUNTAIN VIEW, Calif., August 4, 2010 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its recent business highlights and financial results for the second quarter ended June 30, 2010.

Recent Business Highlights

•

System Sales: The company recognized revenue on seven Sensei® Robotic Catheter Systems and shipped three systems during the second quarter. Second quarter revenue consisted of one system that was shipped in the quarter and six systems from deferred revenue that had been shipped in prior quarters. From commercial launch in 2007 through June 30, 2010, the company has shipped a cumulative total of 91 Sensei systems worldwide and recognized revenue on a total of 77 systems.

•	Catheter Sales: The company recognized revenue on 555 Artisan(TM) Control Catheters shipped during the second quarter.

•	Procedures: Electrophysiology procedures performed with Hansen Sensei systems increased over 50% in the first half of 2010 as compared to such procedures performed in the first half of 2009.

•

Vascular Platform: The company announced the successful completion of a pre-clinical in-vivo study evaluating its new vascular robot, which demonstrated improvements in catheter navigation, reduction in vessel trauma during catheter manipulation, and improvements in access time for some vessels, as compared to manual catheter manipulation during endovascular procedures. Results also showed that the company’s vascular robot has the potential to standardize catheter navigation, which may lead to more predictable procedures. The early, but encouraging results were presented June 12, 2010 at the Society of Vascular Surgery’s 2010 Vascular Annual Meeting in Boston.

•

Electrophysiology: The company announced a joint development and cooperation agreement with Siemens Healthcare to co-develop integrated products designed to help simplify complex cardiac procedures for the diagnosis and treatment of cardiac arrhythmias, or irregular heartbeats. The agreements will enable the creation of integrated product solutions by combining Siemens’ Artis zee® family of angiography systems and the syngo® DynaCT Cardiac (angiographic computed tomography) with Hansen Medical’s Sensei® X Robotic Catheter System. The integrated products are being designed to enable electrophysiologists to perform complex cardiac procedures with greater confidence and improved efficiency.

•

Clinical Trial Update: During the second quarter, enrollment began in the company’s conditional IDE clinical trial evaluating use of the Sensei® Robotic Catheter System and the Artisan™ Control Catheter in patients with Atrial Fibrillation (AF).

•

On June 9, 2010 veteran medical device industry executive Bruce J Barclay joined the company as president and chief executive officer, and a member of the Board of Directors. In addition, Frederic H. Moll, M.D. became executive chairman of the Board and Russell C. Hirsch, M.D., Ph.D., transitioned from his former role as chairman of the Board to lead outside director.

“The company is making important progress on several fronts that include key initiatives in growing our EP business, developing and commercializing our vascular platform and improving our operating efficiency”, said Bruce Barclay, president and chief executive officer of Hansen Medical. “During the second quarter, we commenced a previously announced conditional IDE clinical trial using our Sensei Robotic Catheter System for the treatment of patients with AF and results from a recently completed pre-clinical in-vivo study evaluating our new vascular robot validate the important progress of our vascular platform in addressing significant new markets for the company. Finally, while the company successfully raised $29.8 million of capital early in the second quarter, we are continuing to take a hard look at operating expenses while maintaining our focus on our strategic key initiatives.”

2010 Second Quarter Financial Results

Total revenue for the three months ended June 30, 2010 was $7.0 million compared to revenue of $2.9 million in the same period in 2009. During the second quarter, the company recognized revenue on seven Sensei Robotic Systems as well as on shipments of 555 Artisan control catheters. During the quarter the company shipped a total of three systems; one of which was recognized as revenue and two of which will be recognized as revenue as they are installed and physicians are trained, which the company expects will occur during 2010. In addition, six systems from deferred revenue that had been shipped in prior quarters were recognized as revenue in the second quarter of 2010. As of June 30, 2010 the company had a total deferred revenue balance of $10.3 million. The company has shipped 14 Sensei systems that have not been recognized as revenue.

Cost of goods sold for the three months ended June 30, 2010 was $4.5 million and included non-cash stock compensation expense of $156,000. As a result, gross profit for the quarter was $2.5 million and gross margin was 35.7%. This compares to gross profit of $0.3 million and gross margin of 9.7% for the same period in 2009, which included non-cash stock compensation expense of $214,000. Looking ahead for the remainder of 2010, the company expects that cost of goods sold, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, the timing of revenue recognition on shipped systems, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended June 30, 2010, including non-cash stock compensation expense of $372,000, were $6.1 million, compared to $5.0 million for the same period in 2009, which included non-cash stock compensation expense of $688,000. The increase in research and development expenses was primarily the result of development of the company’s vascular system platform. During the remainder of 2010, the company expects research and development expenses to increase from 2009 levels principally due to the on-going vascular system platform development, the atrial fibrillation clinical trial sponsored by the company and engineering activities to support the fiber optic shape sensing and localization technology under our Luna Innovations development agreement.

Selling, general and administrative expenses for the three months ended June 30, 2010, including non-cash stock compensation expense of $504,000, were $7.2 million, compared to $9.9 million for the same period in 2009, which included non-cash stock compensation expense of $1.0 million. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses, related primarily to lower average headcount and a decrease in non-cash stock compensation expense. During the remainder of 2010, the company expects selling, general and administrative expenses to decline from 2009 levels primarily as a result of a decrease in legal and restatement-related expenses.

Other expense, net, for the three months ended June 30, 2010 was $131,000, compared to other expense, net, of $115,000 for the same period in 2009.

Net loss for the three months ended June 30, 2010, including total non-cash stock compensation expense of $1.0 million, was $10.9 million, or $(0.22) per basic and diluted share, based on average basic and diluted shares outstanding of 50.1 million shares. Net loss for the second quarter of 2009, including non-cash stock compensation expense of $1.9 million, was $14.7 million, or $(0.42) per basic and diluted share, based on average basic and diluted shares outstanding of 35.2 million shares.

Cash, cash equivalents and short-term investments as of June 30, 2010 were $44.2 million, compared to $28.3 million as of December 31, 2009. The higher cash, cash equivalents and short-term investments balance is primarily due to the successful completion of a secondary public offering of common stock in the second quarter of 2010, which included the sale of approximately 16.1 million shares with net proceeds to the company, after expenses, of approximately $29.8 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2010 second quarter results today, August 4, 2010, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 888-549-7750 or 480-629-9867. An audio replay will be available approximately one hour after the completion of the conference call through August 11, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4333050.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s robotic navigation system enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. Hansen Medical’s Sensei® system and its Sensei X Robotic Catheter System are compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. The remote navigation platform was cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” “enable” and similar words. Hansen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the effect of credit, financial and general economic conditions on capital spending by our potential customers; risks and uncertainties inherent in our business, including potential safety and regulatory issues that could delay, slow or suspend our clinical trial or our sale efforts, uncertain timelines, costs and results of clinical trials and of developing new products, our ability to effectively sell, service and support our products, the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems, our ability to plan and manage cost-reduction or operational efficiency initiatives, the scope and validity of intellectual property rights applicable to our products and competition from other companies; additional costs and resources necessary to address existing shareholder litigation regarding the restatement of our financial statements; potential claims and proceedings relating to our restatement, such as additional shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency which could result in civil or criminal sanctions against the company and/or current or former officers, directors or employees; our ability to remediate material weaknesses in internal controls over financial reporting; and other risks more fully described in the “Risk Factors” section contained in Hansen’s periodic SEC filings, including its Quarterly Report on Form 10-Q filed with the SEC on May 10, 2010.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries. Artis zee and syngo are registered trademarks of Siemans AG.

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Investor Contacts:	News Media Contact:
Peter Osborne	Amy Cook
650.404.5800	925.552.7893
peter_osborne@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues	$6,950	$2,949	$9,661	$10,404
Cost of goods sold	4,472	2,664	8,042	8,045

Gross profit	2,478	285	1,619	2,359

Operating expenses:
Research and development	6,073	4,951	10,840	10,602
Selling, general and administrative	7,189	9,904	14,920	20,015
Gain on settlement of litigation	—	—	(10,003)	—

Total operating expenses	13,262	14,855	15,757	30,617

Loss from operations	(10,784)	(14,570)	(14,138)	(28,258)
Other income, net	(131)	(115)	(623)	(560)

Net loss	$(10,915)	$(14,685)	$(14,761)	$(28,818)

Basic and diluted net loss per share	$(0.22)	$(0.42)	$(0.34)	$(0.95)

Shares used to compute basic and diluted net loss per share	50,136	35,187	43,873	30,293

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investments	$44,190	$28,279
Accounts receivable	4,438	6,888
Inventories, net	6,284	7,406
Deferred cost of goods sold	2,625	2,535
Prepaids and other current assets	1,945	1,929
Property and equipment, net	11,787	13,460
Note receivable	4,556	—
Other assets	400	244

Total assets	$76,225	$60,741

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,251	$2,068
Deferred revenues	10,273	9,463
Debt	8,021	9,803
Other liabilities	6,298	5,654

Total liabilities	26,843	26,988

Stockholders’ equity	49,382	33,753

Total Liabilities and Stockholders’ Equity	$76,225	$60,741

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